Exhibit 10(o)

June 3, 2025

Matt Wood

Via Electronic Delivery

Dear Matt:

Congratulations! I am pleased to confirm your promotion to the position of Senior Vice President & President, Reinforcement Materials based in Boston. In this position, you will become a member of the Executive Management Committee (ExCo) and report to me. The effective date of your promotion is June 15, 2025. This offer is contingent upon your agreement to the terms and conditions set forth in this letter.

Salary

Your new annual base salary is $525,000 USD and will be paid bi-weekly. Your performance will be reviewed in November, 2025 to determine your eligibility for a merit increase effective January, 2026. In addition, you will continue to be eligible to participate in the following Cabot programs:

Short Term Incentive Plan (STI)

You will continue to participate in the Cabot Short Term Incentive Plan (STI). Your target will be 75% of your annual base salary. Your target STI for FY 2025 is $180,526, which represents a pro-rata calculation of your prior and new target bonus amounts; it being understood that (i) 70% of the annual incentive bonus, if any, payable to you for fiscal 2025 shall be determined as follows: 50% on the achievement of the STI corporate objectives for fiscal 2025, and 50% on your individual performance, and (ii) 30% of the annual incentive bonus, if any, payable to you for fiscal 2025 shall be determined as follows: 70% on the achievement the STI corporate objectives for fiscal 2025, and 30% on your individual performance.

The actual award paid under the program varies from year to year based on both individual and business performance as measured against certain established objectives. To be eligible for a bonus payment, you must be actively employed at the time the bonuses are paid (which is usually December of the year following the plan year).

Long Term Incentive Plan (LTI)

You have been awarded a one-time equity award with a value of $200,000 USD. The award is granted in the form of time-based restricted stock units (TSUs), which will vest 50% one year from the date of grant and 50% two years from the date of grant. This value will be divided by the fair market value of Cabot common stock on the date of grant to determine the total number of sock units granted to you.

You will remain eligible to participate in Cabot’s LTI program. This program provides incentives to those who are in a position to contribute to the long-term strategic direction of the company. The grant value of any LTI award is discretionary, but I anticipate the grant value of your upcoming annual award (which is made in November) to be approximately $600,000.

As a member of Exco, your annual LTI award will be granted in the form of 30% time-based restricted stock units (TSUs), 35% in performance-based restricted stock units (PSUs) and 35% in stock options. The restricted stock units vest three years from the date of grant, subject to your continued employment by Cabot and achievement of performance targets for PSUs. Stock options vest over a three-year period (30%, 30%, and 40%) and have a term of 10 years, all subject to your continued employment at Cabot. For more information regarding the Cabot LTI plan, please refer to the LTI Plan Overview.

Vacation

You will be entitled to five (5) weeks of paid vacation per calendar year, prorated at 2.08 days per month. Your use and participation in paid time off benefits will be governed by Cabot’s U.S. Vacation Policy.

Relocation Information

•
Relocation benefits to move you and your family from Germany to Boston, MA in the U.S will be managed under the U.S. and Canada Relocation Policy. In accordance with Cabot’s policy, we will adjust your wages (i.e., “gross up”) to offset the costs of relocation benefits. Any questions regarding your relocation package and the benefits offered within should be directed to Jennifer Boisvert, Head of HR Services, at Jennifer.boisvert@cabotcorp.com or 978-821-3773.
•
You and your family will be covered by the Cigna International Benefits Plan from June 15th until the date of your relocation to the United States. At that time, you will then transition to Cabot’s standard U.S. health and welfare benefit programs.
•
You will receive a bonus of $250,000 USD upon your arrival in the U.S., less appropriate taxes and applicable social tax deductions, to assist you with settling in costs associated with your move to the United States.
•
You will be reimbursed for the costs of a rental car in Germany from June 15th until your departure date in Germany, anticipated to be end of July.

Immigration

•
Cabot will provide support and counsel on immigration matters allowing you to obtain the necessary visas to facilitate your employment in the United States.

Additional Information

•
As a member of ExCo, you are required to obtain pre-clearance from Karen Kalita or Jane Bell before any transactions in Cabot stock.
o
You are eligible to utilize Fidelity Executive Services to support your Cabot stock plan needs. You can contact them at 1-800-823-0217.
•
As a member of ExCo, you are subject to Cabot’s Stock Ownership Guidelines. You are expected to own equity in Cabot with a value of three times your annual salary. Equity that meets the requirements of the Stock Ownership Guidelines are vested and exercisable options, unvested TSUs, Cabot Stock held in the Cabot 401k plan and Supplemental 401k Plan, and Personal Cabot holdings. You will have five years to achieve this guideline from the effective date of your promotion into the SVP role.
•
You are a participant in the Senior Management Severance Protection Plan. A copy of this plan has been provided to you.
•
Cabot’s external tax provider will continue to provide tax services to you for three years through tax year 2028 in support of your international relocation to the United States. As tax preparation services are treated as income by tax authorities, Cabot will adjust your wages (i.e., “gross up”) to offset the tax costs of those benefits. After tax year 2028, you may elect to utilize tax filing support via the executive benefits program described below and in materials provided to you.
•
As an executive employee, you are eligible to participate in specific executive benefits programs. A summary of these has been provided to you. These include an enhanced Death Benefits Protection Plan, an Executive Physical program, and Executive Financial and Tax Planning services (however, you shall not be entitled to tax planning services under the terms of this program while you are receiving tax support associated with your international relocation, as described in the paragraph above).

This offer and the Massachusetts Employment Agreement will supersede the terms of your prior (German) employment agreement and any continuing benefits described under those arrangements.

Matt, I’m looking forward to working with you more closely and would like to welcome you as a member of the Executive Management Committee.

Sincerely,

/s/ Sean D. Keohane

Sean D. Keohane

Chief Executive Officer and President

Enclosures: Senior Management Severance Protection Plan

Executive Benefits Summary of U.S. Employees